Exhibit 99.1

Pre-Reorganization Corporate Structure Chart of the Debtors

Notes to Pre-Reorganization Chart of Affiliates of the Issuers and Guarantors

(1)	The Company is the 100% general partner and a 59.9% limited partner of THCR Holdings, and THCR’s wholly owned subsidiary, THCR/LP Corporation., is a 3.5% limited partner of THCR Holdings.

(2)	Mr. Trump is a 27.1% limited partner and Trump Casinos, Inc. and Trump Casinos II, Inc., which are wholly owned by Mr. Trump, are 3.7% and 5.8% limited partners, respectively, of THCR Holdings. Through his ownership of capital stock of the Company and his limited partnership interests in THCR Holdings, Mr. Trump beneficially owns approximately 56.4% of the total voting power of the Company.

(3)	THCR Holdings holds 99%, and is the general partner of Trump Atlantic City Associates. Trump Atlantic City Holding, Inc. holds 1%, and is the managing general partner of Trump Atlantic City Associates.

(4)	THCR Holdings holds a 99% interest, and is the managing member, of THCR Enterprises, LLC. THCR Enterprises, Inc. holds a 1% interest, and is a member, of THCR Enterprises, LLC.

(5)	THCR Holdings holds a 99% interest, and is the managing member, of Trump Internet Casino, LLC. THCR Ventures, Inc. holds a 1% interest, and is a member, of Trump Internet Casino, LLC.

(6)	Trump Atlantic City Associates owns a 99% interest in Trump Plaza Associates, and owns all of the capital stock of Trump Atlantic City Corporation, which owns a 1% interest in Trump Plaza Associates.

(7)	Trump Atlantic City Associates owns a 99% interest in Trump Taj Mahal Associates, and owns all of the capital stock of Trump Atlantic City Corporation, which owns a 1% interest in Trump Taj Mahal Associates.

(8)	THCR Holdings holds a 99% interest, and is the managing member, of Trump Hotels & Casino Resorts Development Company, LLC. THCR Ventures, Inc. holds a 1% interest, and is a member, of Trump Hotels & Casino Resorts Development Company, LLC.

(9)	Trump Casino Holdings, LLC is a 99% limited partner of Trump Marina Associates, L.P. and Trump Marina, Inc. is a 1% general partner of Trump Marina Associates, L.P.